CONFIDENTIAL

February 27, 2018

Weild & Co.
777 29th Street

Suite 402

Boulder, CO 80303 USA

Attention: David Weild IV, CEO

Dear David:

This letter agreement (this “Agreement”) confirms our understanding with respect to our engagement of Weild & Co., Inc., a Delaware corporation, through its subsidiary broker/dealer Weild Capital, LLC (collectively, the “Agent”) to serve as exclusive “Placement Agent” with respect to the matters set forth herein to ProLung, Inc., a Delaware corporation (the “Company”) for a period of 90 days commencing the date of acceptance of this Agreement (“Term”) unless otherwise terminated.

1.        SERVICES.

Agent is hereby appointed as Placement Agent to the Company the sale of up to $3,000,000 aggregate principal amount of convertible promissory notes of the Company (the “Convertible Notes”) (and may also include the sale of over-subscriptions of the Convertible Notes in amounts agreed by the Company and Agent and other debt or equity issues of the Company) to one or more Accredited Investors (as such term is defined in Rule 501 of Regulation D under the Securities Act), including existing stockholders of the Company.

(a)       Services. In connection with the proposed financing transaction, Agent will provide services that shall include, but not be limited to, the following:

●	Introduce the Company’s investment opportunity to prospective investors, including existing stockholders of the Company;

●	Arrange meetings for the Company as needed to secure investment commitments;

●	Facilitate negotiations with investors or investor groups;

●	Distribute to prospective investors current copies of offering documents provided by the Company, including term sheets, suitability questionnaires, subscription agreements, and related agreements, including supplements and amendments to each of the foregoing as may be produced or provided by the Company (the “Offering Documents”);

●	Assist with preparation of the Offering Documents and other documentation as necessary; and

●	Perform any such other placement agent services as may be appropriate.

(b)       Authorizing Resolutions and Amendments. As necessary or appropriate, the Company’s Board of Directors shall adopt resolutions authorizing the issuance of the Convertible Notes, and the Company’s Certificate of Incorporation and Bylaws shall be amended, if needed, to authorize a number of shares sufficient to permit conversion shares of common stock of the Company. Other terms of the offering will be subject to negotiation between the Company and prospective investors and are subject to approval by the Company.

ProLung, Inc.

February 27, 2018

Page | 2

(c)       General Solicitation. Company and Agent agree that any such private equity offering will not be made pursuant to Rule 506(b) of Regulation D under the Securities Act of 1933, as amended (the “Securities Act”). In that regard, Company and Agent agree not to offer or sell any Securities by means of any form of general solicitation or general advertising.

(d)       Best Efforts Offering. The Placement Agent shall only be obligated to assist the Company with the sale of the Convertible Notes (“Securities”) on a “best efforts” basis for the Term of this Agreement (subject to provisions described in the Offering Documents), as described above. The Securities may only be offered in jurisdictions in which the Placement Agent or its sub placement agents are duly licensed and authorized to conduct business as broker/dealer(s) in securities or are exempt from registration therefrom in connection with the activities contemplated in this letter.

(e)       Acknowledgment and Waiver. The Company hereby acknowledges and agrees that Agent’s relationships with, and fiduciary duties in favor of, the prospective investors require Agent to perform certain advisory services for the purpose of protecting the interests of such prospective investors. The Company hereby waives any conflict or objection to Agent performing such advisory services as may be required at the sole determination of Agent.

(f)       Proprietary Information. The Company hereby acknowledges and agrees that (i) the names and contact data of prospective investors originally introduced by Agent is proprietary information of Agent, and (ii) such proprietary information shall not be shared with any third party except (y) as required by law, or (z) under written non-disclosure agreement and written consent of Agent.

2.       COMPENSATION.

As compensation for acting as placement agent to the Company hereunder, Agent shall be entitled to receive success fees and reimbursement of expenses, as described below.

(a)       Contingent Placement Fees. In the event the Company closes one or more sales of Convertible Notes during the Term or Tail Period, the Company shall (i) pay to Agent a cash placement fee equal to ten percent (10%) of the value of the Convertible Notes, and upon the conversion of such notes (ii) issue to Agent common stock purchase warrants (the “Warrants”) to purchase ten percent (10%) of the potential conversion shares of stock associated with the Convertible Notes issued by the Company (the “Share Awards”). Warrants issued to Agent shall include an exercise price equal to 100% of the price per share of the most recent sale of equity securities by the Company, expiration after five years from issuance, and standard provisions for cashless exercise, anti-dilution for stock splits and dividends, division, transferability and “piggyback” registration rights for any offering other than the initial public offering of the Company.

(b)       Payment and Delivery. All fees payable to Agent pursuant to Section 2(a) shall be (i) payable in cash, by wire transfer of immediately available funds to an account designated by Agent and (ii) due and payable within ten (10) days following the consummation of a Financing Transaction and any related transaction thereto. Aggregate Share Awards required to be issued to Agent pursuant to Section 2(a) above shall be issued within ten (10) days following the conversion of such notes into common stock.

ProLung, Inc.

February 27, 2018

Page | 3

(c)       Expense Reimbursement. In addition to the compensation provided for in Section 2(a) above, the Company shall also reimburse the following expenses to the Agent:

(i)       A $25,000 non-accountable expense allowance (the “Diligence Expense”), of which $15,000 is payable upon the closing of the first $1,000,000 of the Financing Transaction, and $10,000 is payable upon the close of an aggregate of $3,000,000 of the Financing Transaction.

(ii)       All out-of-pocket expenses incurred by Agent during the Term on behalf of the Company (the “Marketing Expense”), which shall in no case exceed one percent (1%) of the gross investment proceeds received from sale of the Convertible Notes (the “Maximum Expense Reimbursement”), and shall include, without limitation, travel costs, meals and entertainment, printing and other related costs. Marketing Expenses exceeding $1,000 per incident, or $10,000 in aggregate, shall be subject to approval by the Company in writing, such approval not to be unreasonably withheld.

(iii)       Payment of Diligence Expense and Marketing Expense shall be due and payable in cash, by wire transfer of immediately available funds to an account designated by Agent, within ten (10) days after each closing of the Convertible Notes.

(iv)       Fees and expenses payable to Agent according to this Section 2 that are more than thirty (30) days past due shall be subject to a penalty of 2.0% per month.

3.       INDEMNIFICATION.

The Company shall indemnify the Agent in accordance with the terms of the Agent’s indemnity provisions, attached hereto as Appendix A, which shall be incorporated by this reference.

4.       TERM AND TERMINATION.

(i)       The term (the “Term”) of this Agreement will be 90 days, beginning on the date hereof. Within the Term, the Agreement may be terminated (i) by the Company for Cause by written notice, or (ii) by Agent with fifteen (15) days written notice. The provisions of Sections 2, 3, 4, 5 and 7 hereof shall survive any expiration or termination of this Agreement.

(ii)       Notwithstanding anything to the contrary herein, unless this Agreement is terminated by the Company for Cause (as defined below), in the event that the Company closes a financing transaction (excluding any underwritten offering) within one (1) year following the expiration of the Term (the “Tail Period”) with an investor originally introduced by Agent, the Company shall pay and deliver to Agent all fees, expenses and warrants set forth in Section 2(a), in accordance with the terms thereof as though such Financing Transaction were consummated during the Term.

(iii)       As used in this paragraph, “Cause” means gross negligence, bad faith or willful misconduct by Agent, a material breach of this Agreement by Agent, or a material failure by the Agent to provide the services as contemplated by this Agreement; provided, however, that such breach or failure is either not capable of remedy or, if capable of remedy, is not remedied promptly and in any event with (30) days written notice thereof given to Agent by the Company.

ProLung, Inc.

February 27, 2018

Page | 4

5.       REPRESENTATIONS, WARRANTIES AND COVENANTS.

(a)       Representations and Warranties.

(i)       Each party represents and warrants to the other party that (A) such party is duly organized, validly existing and in good standing under the laws of the state of its formation and has all requisite power and authority to carry on its business as presently conducted and as proposed to be conducted, (B) all corporate action required to be taken by such party in order to authorize the Company to enter into this Agreement and, where applicable, issue the warrants described in Section 2(a) has been taken or will be taken prior to the consummation of a transaction, and (C) this Agreement, when executed and delivered by the parties, shall constitute valid and legally binding obligations of the parties, enforceable against each.

(ii)       Agent represents and warrants that: (A) it is a broker/dealer registered with the U.S. Securities & Exchange Commission (“SEC”), and a member in good standing with the Financial Industry Regulatory Authority (“FINRA”) and any applicable state agencies; (B) no proceedings are pending or to the Agent’s knowledge, threatened, to revoke or limit its good standing or status with any such federal or state agency or authority; and (C) it holds all permits, licenses and other registrations required to perform the services contemplated to be performed by Agent under the terms of this Agreement. Agent further represents and warrants that it is an Accredited Investor.

(iii)       Company represents, warrants and agrees that it will exercise reasonable care to assure that the purchasers of the securities are not underwriters within the meaning of Section 2(11) of the Securities Act and, without limiting the foregoing, that such purchases will comply with Rule 502(d) under the Act. Company will also file Form D with the Securities and Exchange Commission as Contemplated by Rule 506 under the Securities Act.

(iv)       Agent represents, warrants and agrees that neither it, nor any of its directors, executive officers, or other officers participating in the marketing or sale of the Convertible Notes, nor any other officers or employees of Agent or any such general partner or managing member that have been or will be paid (directly or indirectly) remuneration for solicitation of purchasers in connection with any Financing Transaction (each, an “Agent Covered Person”), is subject to any of the “Bad Actor” disqualifications described in Rule 506(d)(1)(i) to (viii) under the Securities Act (a “Disqualification Event”), except for a Disqualification Event (i) contemplated by Rule 506(d)(2) under the Securities Act and (ii) a description of which has been furnished in writing to the Company prior to the date hereof. The Agent shall provide prompt written notice to the Company of any Disqualification Event relating to any Agent Covered Person, or any event that would, with the passage of time, become such a Disqualification Event, prior to closing the Transaction. The Agent represents and warrants that it is not aware of any person other than any Covered Person or Agent Covered Person that has been or will be paid (directly or indirectly) remuneration for solicitation of purchasers in connection with the sale of Securities, and the Agent will notify the Company, prior to Closing the Transaction, of any agreement entered into between the Agent and such person in connection with any sale of Securities.

(v)       Each party represents, warrants and agrees that all sales of Convertible Notes in this Transaction shall be made only to Accredited Investors.

ProLung, Inc.

February 27, 2018

Page | 5

(vi)       The Company acknowledges and agrees that Agent will provide, and the Company shall not rely on Agent for, tax, legal or accounting advice.

(b)       Confidentiality. Except as contemplated by the terms hereof or as required by applicable law or legal process (a “Demand”), Agent shall keep confidential all material non-public information provided to it by or at the request of the Company, and shall not disclose such information to any third party or to any of its employees or advisors except to those persons who have a need to know such information in connection with Agent’s performance of its responsibilities hereunder and who are advised of the confidential nature of the information and who agree to keep such information confidential. In the event of the public announcement of any Financing Transaction, if approved by the Company, Agent shall have the right to disclose its participation in such Financing Transaction, including, without limitation, the placement at its cost of “tombstone” advertisements in financial and other newspapers and journals. Except as required by applicable law, pursuant to an order of a court of competent jurisdiction or the request of a regulatory authority having jurisdiction over the Company or its affiliates, any advice to be provided by Agent under this Agreement shall not be disclosed publicly or made available to third parties (other than the Company’s other professional advisors) without the prior written consent of Agent (which consent shall not be unreasonably withheld, conditioned or delayed). Notwithstanding the foregoing, the parties announce that if a Financing closes, the material terms of Agent’s engagement will need to be disclosed on Form 8-K, and a copy of this Agreement may need to be filed with the SEC. In the event that Agent is served with a Demand, Agent will promptly advise the Company of the same and will cooperate with all reasonable and lawful requests by the Company to prevent the disclosure of confidential and/or proprietary information pursuant to such Demand. Notwithstanding any of the foregoing, the following will not constitute confidential information for purposes of this Agreement: (i) information which was already in Agent’s possession (or the possession of any of its professionals) and not subject to any existing confidentiality obligations to the Company, or that was available to Agent on a non-confidential basis, prior to its receipt from the Company; (ii) information which is obtained by Agent (or any of its professionals) from a third person who, insofar as is known to Agent, is not prohibited from transmitting the information to Agent by a contractual, legal or fiduciary obligation to the Company; or (iii) information which is or becomes publicly available through no fault of Agent or any of its professionals.

(c)       Attorneys’ Fees. If any action, proceeding or arbitration at law or in equity is necessary to enforce or interpret the terms of this Agreement, and a party is found to have violated the terms of this Agreement, a non-violating party agrees that, in addition to any other relief that a non-violating party may be entitled, it shall also indemnify and reimburse a non-violating party for all of its reasonable attorneys’ fees, costs and disbursements incurred in connection with such action.

6.       CERTAIN DEFINITIONS.

(a)       “Transaction Value” shall mean the total proceeds and other consideration payable to the Company, or contributed into any collaboration between the Company and a counter-party to placement of the Convertible Notes, including cash, securities and/or other property paid to the Company in connection with this Agreement.

ProLung, Inc.

February 27, 2018

Page | 6

7.       MISCELLANEOUS.

This Agreement contains the entire understanding between the parties with respect to its subject matter. Neither this Agreement nor any provision contained this Agreement may be amended, terminated, extended, varied, modified, supplemented, or otherwise changed except by written agreement signed by each party. Headings are inserted for reference only and shall not in any way define or affect the meaning, construction or scope of any of the provisions of this Agreement. A waiver by a party of any right or provision under this Agreement must be in writing and shall not operate or be construed as a waiver of such right or provision at any other time. This Agreement shall not be assigned unless by written agreement among the parties, provided that either party may assign this Agreement to the purchaser of substantially all of its assets and business. This Agreement shall inure to the benefit of, and may be enforced by the successors and assigns of, each party. This Agreement is entered into under the laws of the State of Utah and shall be governed by the laws of such state (without giving effect to its conflicts of law principles). Any lawsuit or legal action or proceeding relating to this Agreement shall be brought in one of the state or federal courts sitting in Salt Lake County, Utah, and the parties submit to the jurisdiction of such courts for that purpose and hereby irrevocably waive all rights to a trial by jury in any such action or proceeding. If any provision of this Agreement is found to be invalid or unenforceable, the parties agrees that any such provision may be altered or modified in a manner so as to protect the parties’ respective legitimate business interests and that such finding shall not affect the validity or enforcement of the other provisions of this Agreement. This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which shall constitute a single agreement. Each party represents and warrants to the other party that it has had a full opportunity to seek legal advice and representation by an independent counsel of its own choosing in connection with this Agreement and such party has either done so or, in its business judgment, declined to do so.

If the terms of our engagement as set forth in this Agreement are satisfactory to you, kindly countersign and date the enclosed copy of this Agreement and return it to us. This Agreement shall be effective and binding as of the date of your countersignature below.

Very truly yours,

PROLUNG, INC.

By:	/s/ Steven C. Eror
Steven C. Eror
President and CEO

ACCEPTED AND AGREED:

WEILD & CO., INC.

By:	/s/ David Weild
Name:	David Weild
Title:	Manager, Chairman & CEO
Dated:	February 28, 2018

APPENDIX A

INDEMNIFICATION PROVISION

This Appendix A is a part of and is incorporated into that certain letter agreement (together, the “Letter Agreement”) dated February 27, 2018 by and between ProLung, Inc. (the “Company”), and Weild & Co., Inc. and its subsidiary broker/dealer Weild Capital, LLC (collectively, the “Advisor”).

The Company will indemnify and hold harmless the Advisor and their respective directors, officers, agents and employees of the Advisor (each such entity or person, an “Indemnified Person”) from and against any losses, claims, damages, judgments, assessments, costs and other liabilities (collectively “Liabilities”), and will reimburse each Indemnified Person for all fees and expenses (including the reasonable fees and expenses of counsel) (collectively, “Expenses”) as they are incurred in investigating, preparing, pursuing or defending any claim, action, proceeding or investigation, in connection with pending or threatened litigation or arbitration (collectively, “Actions”), arising out of or in connection with advice or services rendered or to be rendered by any Indemnified Person pursuant to the Letter Agreement, the transactions contemplated hereby or any Indemnified Person’s actions or inactions in connection with any such advice, services or transactions; provided that the Company will not be responsible for any Liabilities or Expenses of any Indemnified Person that are determined by a judgment of a court of competent jurisdiction which is no longer subject to appeal or further review to have resulted from such Indemnified Person’s fraud, gross negligence or willful misconduct in connection with any of the advice, actions, inactions or services referred to above. The Company also agrees to reimburse each Indemnified Person for all Expenses as they are incurred in connection with enforcing such Indemnified Person’s rights under this Appendix A.

Upon receipt by an Indemnified Person of actual notice of an Action against such Indemnified Person with respect to which indemnity may be sought under this Agreement, such Indemnified Person shall promptly notify the Company in writing; provided that failure to so notify the Company shall not relieve the Company from any liability which the Company may have on account of this indemnity or otherwise, except to the extent the Company shall have been materially prejudiced by such failure. An Indemnified Person will provide the Company with all information, cooperation and approvals that the Company reasonably requires and an Indemnified Person can reasonably provide in connection with such Action. The Company shall, if requested by the Advisor, assume the defense of any such Action including the employment of counsel reasonably satisfactory to the Advisor. Any Indemnified Person shall have the right to employ separate counsel in any such action and participate in the defense thereof but the fees and expenses of such counsel shall be at the expense of such Indemnified Person, unless: (i) the Company has failed to assume the defense and employ counsel or (ii) the named parties to any such Action (including any impleaded parties) include such Indemnified Person and the Company, and such Indemnified Person shall have been advised by counsel that there may be one or more legal defenses available to it that are in conflict with those available to the Company; provided that the Company shall not in such event be responsible hereunder for the fees and expenses of more than one firm of separate counsel in connection with any Action in the same jurisdiction, in addition to any local counsel. The Company shall not be liable for any settlement of any Action effected without its written consent, which consent shall not be unreasonably withheld. In addition, the Company will not, without prior written consent of the Advisor, which consent shall not be unreasonably withheld, settle, compromise or consent to the entry of any judgment in or otherwise seek to terminate any pending or threatened Action in respect of which indemnification or contribution may be sought hereunder (whether or not any Indemnified Person is a party thereto) unless such settlement, compromise, consent or termination includes an unconditional release of each Indemnified Person from all Liabilities arising out of such Action.

ProLung, Inc.

February 22, 2018

Page | 8

In the event the foregoing indemnity is unavailable to an Indemnified Person other than in accordance with this Agreement, the Company shall contribute to the Liabilities and Expenses paid or payable by such Indemnified Person in such proportion as is appropriate to reflect (i) the relative benefits to the Company and its stockholders or owners, on the one hand, and to the Advisor, on the other hand, of the matters contemplated by this Agreement or (ii) if the allocation provided by the immediately preceding clause is not permitted by the applicable law, not only such relative benefits but also the relative fault of the Company, on the one hand, and the Advisor, on the other hand, in connection with the matters as to which such Liabilities or Expenses relate, as well as any other relevant equitable considerations; provided that in no event shall the Company contribute less than the amount necessary to ensure that all Indemnified Persons, in the aggregate, are not liable for any Liabilities and Expenses in excess of the amount of fees actually received by the Advisor pursuant to this Agreement. For purposes of this paragraph, the relative benefits to the Company and its stockholders or owners, on the one hand, and to the Advisor, on the other hand, of the matters contemplated by this Agreement shall be deemed to be in the same proportion as (a) the total value paid or contemplated to be paid or received or contemplated to be received by the Company or the Company’s stockholders or owners, as the case may be, in the transaction or transactions that are within the scope of this Agreement, whether or not any such transaction is consummated, bears to (b) the fees paid or to be paid to the Advisor under this Agreement.

The reimbursement, indemnity and contribution obligations of the Company set forth herein shall apply to any modification of this Agreement and shall remain in full force and effect regardless of any termination of, or the completion of any Indemnified Person’s services under or in connection with, this Agreement.